EXECUTION COPY
THIRD AMENDMENT
     THIRD AMENDMENT, dated as of December 4, 2007 (this “Amendment”), to the Credit Agreement, dated as of March 30, 2007 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”), among DELEK US HOLDINGS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), LEHMAN COMMERCIAL PAPER INC., as administrative agent (the “Administrative Agent”), LEHMAN BROTHERS INC., as arranger and joint bookrunner, and JPMorgan Chase Bank, N.A. as documentation agent.
W I T N E S S E T H:
     WHEREAS, pursuant to the Credit Agreement, the Lenders have made an interim loan credit facility available to the Borrower on the terms set forth in the Credit Agreement;
     WHEREAS, the Borrower has requested that the Lenders agree to amend certain provisions of the Credit Agreement; and
     WHEREAS, the Lenders have agreed to amend the Credit Agreement solely on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as defined therein.
     Section 2. Amendment to Section 6.2. Section 6.2 of the Credit agreement is hereby amended by (i) replacing the term “.” at the end of clause 6.2(d) with the term “; and” and (ii) adding the following clause immediately after clause 6.2(d):
     (e) additional unsecured Indebtedness of the Borrower, in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding, so long as no principal payments are made in respect of such Indebtedness, and such Indebtedness does not otherwise mature or become due, prior to the first anniversary of the Maturity Date, provided that, within three (3) Business Days of any such borrowing pursuant to this clause (e), the outstanding principal amount of the Loans shall be equal to or less than $45,000,000.
     Section 3. Amendment to Section 6.4. Section 6.4(c) of the Credit Agreement is hereby amended by deleting the clause in its entirety and replacing it with the following:
   (c) the Borrower may acquire in one or more transactions and at different times (x) shares of Lion Oil Company stock (“Lion Stock”) from TransMontaigne Inc., a subsidiary of Morgan Stanley Capital Group Inc., and six other Lion Oil shareholders by paying approximately $65.4 million in cash and issuing approximately 1.9 million of its shares to TransMontaigne Inc., (y) additional shares of Lion Stock in one or more

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transactions so long as the aggregate additional cash consideration does not exceed $30 million and (z) in addition to the purchase of shares described in clause (y), additional shares of Lion Stock for which the additional cash consideration does not exceed $26 million so long as, at the time of any such acquisition(s) pursuant to this clause (z), the outstanding principal amount of the Loan shall be equal to or less than $45,000,000.
     Section 4. Effectiveness. This Amendment shall become effective on the date hereof once the Administrative Agent shall have received the Required Lenders’ consent.
     Section 5. Continuing Effect. Except as expressly set forth in this Amendment, all of the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed, and are and shall remain in full force and effect, and the Borrower shall continue to be bound by all of such terms and provisions. The amendment provided for herein is limited as specified herein and shall not constitute an amendment or waiver of any provision of the Credit Agreement or the other Loan Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Any reference to the “Credit Agreement” in the Loan Documents or any related documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.
     Section 6. Expenses. The Borrower agrees to pay and reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.
     Section 7. Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the laws of the State of New York.
     Section 8. Counterparts. This Amendment may be signed in any number of counterparts (including by telecopy), each of which shall constitute an original, but all of which when taken together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by the respective officers thereunto duly authorized as of the year and date first above written.

DELEK US HOLDINGS, INC.

By:	/s/ Edward Morgan
Name: Title:	Edward Morgan V.P. and C.F.O.

By:	/s/ John P. Colling, Jr.
Name: Title:	John P. Colling, Jr. V.P and Treasurer
Delek US Holdings, Inc. Third Amendment

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Timothy B. Fonts
Name:	Timothy B. Fonts
Title:	SVP
Delek US Holdings, Inc. Third Amendment

LEHMAN COMMERCIAL PAPER INC., as
Administrative Agent and Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Authorized Signatory
Delek US Holdings, Inc. Third Amendment